Exhibit 99.1

Tom Niehaus Appointed as CTG’s Executive Vice President Operations, North America

Veteran IT Executive Returns to Lead Sales and Operations Teams; Will Drive Company’s Plan to Accelerate Solutions Growth in North America

BUFFALO, N.Y., April 16, 2019 – CTG (NASDAQ: CTG), a leading provider of information technology (IT) solutions and services in North America and Western Europe, announced today that Thomas (Tom) J. Niehaus is rejoining the Company as Executive Vice President Operations, North America. Niehaus is well-known as an entrepreneur, visionary and engaging leader and brings more than 35 years of progressive information technology experience to his new role at CTG. He has a distinguished record of building high-performing organizations by assembling and managing results-driven sales and operations teams.

“Tom’s proven experience, including his previous leadership role at CTG and his ability to build strong client relationships and successful teams, will be key to strengthening our North American operations. He is a true sales leader and his extensive experience and familiarity with CTG will provide additional growth momentum by enhancing current client and partner relationships,” said Filip Gydé, CTG’s President and Chief Executive Officer.

Mr. Gydé further commented, “As a member of CTG’s executive team, Tom will play a pivotal role in refining and enhancing our North American go-to-market strategy and positioning CTG to achieve the Company’s growth objectives. Throughout his career, Tom has applied a solutions-based approach when working with clients to align strategy, implement systems, apply analytics, and realize value from their data. His experience aligns perfectly with CTG’s continued focus on expanding our existing global solutions across the organization, and our commitment to ongoing solutions evolution and development. Personally, I’m excited to have the opportunity to again work closely with Tom and have him contribute to CTG’s future success.”

In his new role, Niehaus will have executive responsibility for the strategic leadership and operational management of the Company’s North American sales, delivery, and recruiting organizations. As a member of the executive leadership team, he will play a critical role in developing and implementing the strategic and operational plans necessary to achieve the Company’s growth objectives. He will also work closely with the organization’s Global Solutions Team in developing and evolving solutions and services that respond to market demand and client needs.

Mr. Niehaus stated, “I look forward to working with Filip, the management team, and the board of directors, as well as the Company’s talented group of IT professionals at such an exciting time in CTG’s history. After a number of discussions with Filip and the senior management team, I am confident my goals are aligned with those of my new colleagues and the foundation for the future success of CTG is in place. My focus will be on the execution of our strategic growth plan and continuing the progress that has been achieved recently.”

Niehaus previously worked at CTG from 1999 to 2011 and was an integral part of establishing and growing the Company’s Solutions operations. He will assume his new role at CTG on May 6, 2019. Prior to his recent appointment at CTG, Mr. Niehaus served as Managing Member of TJN Advisory, a private advisory services consulting firm. Previously, he was President and COO of Encore Health Resources, where he guided the company’s operations through a five-year period of exceptional growth from 2012 to 2017. Niehaus was named CEO of Encore in 2017 and led the company through its eventual divestiture to emids, a global provider of healthcare IT. He joined Encore in 2011.

Niehaus served as Executive Vice President of Elumen Solutions, which was acquired by CTG in 1999, and served as National Director for one of the largest electronic health record software companies.

About CTG

CTG provides industry-specific IT services and solutions that address the business needs and challenges of clients in high-growth industries in North America and Western Europe. CTG also provides strategic staffing services for major technology companies and large corporations. Backed by more than 50 years of experience and proprietary methodologies, CTG has a proven track record of reliably delivering high-value, industry-specific staffing services and solutions to its clients. CTG has operations in North America, Western Europe, and India. The Company regularly posts news and other important information online at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and performance expectations for 2019 and three-year performance targets, a share repurchase program, and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company. These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, feedback from existing and potential new clients, a review of current and proposed legislation and governmental regulations that may affect the Company and/or its clients, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the availability to the Company of qualified professional staff, domestic and foreign industry competition for clients and talent, increased bargaining power of large clients, the Company’s ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM) and/or SDI International (SDI), the ability to integrate the Tech-IT and Soft Company businesses and retain their clients, the uncertainty of clients’ implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between staffing and solutions, currency exchange risks, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties, the change in valuation of capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the Company’s operations in particular, industry and economic conditions, including fluctuations in demand for IT services, consolidation among the Company’s competitors or clients, the need to supplement or change our IT services in response to new offerings in the industry or changes in client requirements for IT products and solutions and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2018 Form 10-K, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Investors: John Laubacker

Chief Financial Officer

john.laubacker@ctg.com

+1 716 887 7368

Media: Amanda LeBlanc

Vice President, Marketing

amanda.leblanc@ctg.com

+1 225 772 8865

# # #